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                                                                   Exhibit 11.1

                                R.F. MANAGEMENT CORP.

                          COMPUTATION OF PER SHARE EARNINGS
                                     (Unaudited)






                                                 For the Three Months Ended
                                                         December 31,
                                                    1996            1995
                                                 ----------      ----------


Net loss                                        ($  220,466)    ($  237,859)
                                                 ----------      ----------
                                                 ----------      ----------



Primary
  Weighted average shares                         3,327,500       3,327,500
  Assumed conversions
    A warrants and B warrnts                          -                -
                                                 ----------      ----------


       Total weighted average shares outstanding  3,327,500       3,327,500
                                                 ----------      ----------
                                                 ----------      ----------



    Loss per share amounts                      ($     0.07)    ($     0.07)
                                                 ----------      ----------
                                                 ----------      ----------







Fully diluted earnings per share have not been presented and are deemed to be anti-dilutive.